EXHIBIT 99.1

                 Investment Properties Associates Announces the
                  Sale of 570 Broad Street, Newark, New Jersey

New York, New York April 24, 2003...Investment Properties Associates (IPA) announced today that it has signed a contract to sell 570 Broad Street, Newark, New Jersey for $7,000,000. The purchaser is Logan Partners, LLC, an entity controlled by Jeffrey and Steven Greenberg. The closing is expected to occur within approximately 60 days.

The determination of the size of the special distribution from the sales proceeds will be made subsequently, after the completion of the transaction accounting and establishment of appropriate reserves. In accordance with IPA's partnership agreement, one-half of the net proceeds will be distributed to the general and special limited partners and one-half to the holders of its participations of limited partnership interests.

The sale of 570 Broad Street, Newark, New Jersey was approved by all of the general partners of IPA including ScogBell AG, Inc., Irving Schneider and Minlyn, Inc. Helmsley-Spear, Inc. represented IPA in this transaction.

IPA was created in 1969 by Harry Helmsley and Irving Schneider. At its inception, IPA owned over 20 properties across the country. 570 Broad Street is the last remaining property owned by IPA.

Contact:    Irving Schneider - (212) 880-0151
            General Partner, Investment Properties Associates
            Chairman & Chief Operating Officer, Helmsley-Spear, Inc., Agent

            Robert Hecht - (212) 880-0276
            Chief Financial Officer, Investment Properties Associates Chief Financial Officer, Helmsley-Spear, Inc., Agent